UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2018

DARÉ BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, California 92037
(Address of principal executive offices and zip code)

(858) 926-7655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2018, the Board of Directors (the “Board”) of Daré Bioscience, Inc. (“Daré”), upon recommendation of Daré’s Nominating and Corporate Governance Committee (the “N&CG Committee”), increased the size of the Board from five directors to six directors and elected Jessica Grossman, M.D. to fill the vacancy created by such increase. The increase in the size of the Board and the election of Dr. Grossman became effective on April 9, 2018. Dr. Grossman was elected as a Class I director whose term expires at Daré’s 2018 annual meeting of stockholders, expected to be held in July, 2018. The Board determined that Dr. Grossman is as an “independent director” under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Immediately following Dr. Grossman’s election to the Board, the Board appointed her as a member of the N&CG Committee and Roger Hawley resigned from his position as a member of the N&CG Committee. The N&CG Committee is presently composed of Susan L. Kelley, M.D. as Chairperson and Dr. Grossman as a member.

Dr. Grossman currently serves as the Chief Executive Officer of Medicines360, a position she has held since 2015. Medicines360 is a global non-profit women’s health pharmaceutical company that developed the FDA approved contraceptive IUS LILETTA® (levonorgestrel-releasing intrauterine system). From 2011 to 2014, Dr. Grossman served on the board of directors of Medicines360, and from 2014 to today she has served as Chair of AlliancePartners360, a wholly owned subsidiary of Medicines360. From 2013 to 2014, Dr. Grossman served as President and Founding Chief Executive Officer of Sense4Baby, Inc. Dr. Grossman served as a Medical Director at Ethicon Endo-Surgery, part of the Johnson & Johnson family of companies, from 2010 to 2013. From 2008 to 2010, Dr. Grossman was the Founder and Chief Executive Officer of JG Limited LLC, a consulting company providing services to medical technology companies and non-profit organizations in the areas of clinical and commercial strategy. From 2005 to 2008, Dr. Grossman was Founder and President of Gynesonics, an early stage medical device company focused on minimally invasive solutions for women’s health which developed the first intrauterine ultrasound-guided radiofrequency ablation device for fibroid tumors. Dr. Grossman holds numerous patents, has published several peer-reviewed articles and conducted research at the Beth Israel Deaconess Medical Center, one of the teaching hospitals of Harvard Medical School. Dr. Grossman received her M.D. from Thomas Jefferson University, Jefferson Medical College.

There are no arrangements or understandings between Dr. Grossman and any other person pursuant to which she was selected as a member of the Board. Daré is not aware of any transaction in which Dr. Grossman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with her election to the Board, Dr. Grossman will not receive any equity compensation as of the date of her election, but she will receive equity compensation on the date of Daré’s 2018 annual meeting in accordance with Daré’s non-employee director compensation policy then in effect. In connection with Dr. Grossman’s election to the Board, Daré will enter into an indemnification agreement with Dr. Grossman in the same form that Daré has entered into with its other directors.

Item 7.01	Regulation FD Disclosure.

On April 11, 2018, Daré issued a press release announcing the election of Dr. Grossman to the Board, a copy of which is attached as Exhibit 99.1 to this report.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by Daré under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release issued on April 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.

Date: April 11, 2018	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	President and Chief Executive Officer